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                                                                     EXHIBIT 3.1
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                          SIERRA PACIFIC POWER COMPANY

                                    ARTICLE I
                                      NAME

         The name of the Corporation is Sierra Pacific Power Company.

                                   ARTICLE II
                                     CAPITAL

     2.1 Authorized Capital Stock. The amount of the total authorized capital of the Corporation consists of: (i) Twenty Million (20,000,000) shares of Common Stock with a par value of $3.75 per share; and (ii) Ten Million (10,000,000) shares of Preferred Stock with no par value per share.

     2.2. Preferred Stock. The Preferred Stock may be issued by the Corporation from time to time in one or more series and in such amounts as may be determined by the Board of Directors. The designations, voting rights, amounts of preference upon distribution of assets, rates of dividends, premiums of redemption, conversion rights and other variations, if any, the qualifications, limitations or restrictions thereof, if any, of the Preferred Stock, and of each series thereof, shall be such as fixed by the Board of Directors, authority so to do being hereby expressly granted, and as stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock (hereinafter called "Directors' Resolution").

     2.3. Common Stock. Except as otherwise required by law, the Articles of Incorporation or as otherwise provided in any Director's Resolution, all shares of Common Stock shall be identical and the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

     2.4. Relative Ranking of Common Stock. The Common Stock is junior to the Preferred Stock and is subject to all the powers, rights, privileges, preferences and priorities of the Preferred Stock as herein set forth and as may be stated in any Directors' Resolution or Resolutions.

     2.5. Assessment of Shares. The capital stock of the Corporation, after the amount of the consideration for the issuance of shares, as determined by the Board of Directors, has been paid, is not subject to assessment to pay the debts of the Corporation and no stock issued as fully paid up may ever be assessed, and the Articles of Incorporation cannot be amended in this respect.

     2.6. Cumulative Voting. Unless expressly granted pursuant to any Directors' Resolution with respect to holders of one or more series of Preferred Stock, cumulative voting by any stockholder is hereby denied.

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     2.7 Preemptive Rights. Unless expressly granted pursuant to any Directors'
Resolution with respect to holders of one or more series of Preferred Stock, no stockholder shall have any preemptive rights.

                                   ARTICLE III
                                 GOVERNING BOARD

     3.1 Directors. The governing board of the Corporation shall be known as the Board of Directors, and its members shall be known as directors, and the number of directors of the Corporation shall be not less than three (3) nor more than fifteen (15). The exact number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

     3.2. Increase or Decrease of Directors. The minimum and maximum number of Directors of the Corporation may be increased or decreased from time to time as provided in the bylaws of the Corporation.

                                   ARTICLE IV
                       DIRECTORS' AND OFFICERS' LIABILITY

     To the fullest extent permitted by applicable law, a director or officer is not individually liable to the Corporation, its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that: (a) his act or refusal to act constituted a breach of his fiduciary duties as a director or officer; and (b) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. In the event that Nevada law is amended to authorize the further elimination or limitation of liability of directors or officers, then this Article IV shall also be deemed amended to provide for the elimination or limitation of liability to the fullest extent permitted by Nevada law, as so amended.

                                    ARTICLE V
                     AMENDMENTS TO ARTICLES OF INCORPORATION

     The provisions of the Articles of Incorporation, except as expressly otherwise herein provided or otherwise required by law or in a Directors' Resolution, may be amended or altered by a vote of the holders of a majority of the Common Stock of the Corporation then issued, outstanding and entitled to vote.

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                                   ARTICLE VI
                          SALE OF CORPORATION'S ASSETS

     The Corporation may sell, lease or exchange all of the Corporation's property and assets, including the Corporation's good will and corporate franchises, upon the affirmative vote of a majority of the Board of Directors and no vote of the stockholders shall be required.

                                   ARTICLE VII
                                  DISTRIBUTIONS

     The Corporation is specifically authorized to make Distributions, as defined in Nevada Revised Statutes Section 78.191, as determined from time to time by the Board of Directors, unless, after giving effect to such Distribution, the Corporation would not be able to pay its debts as they become due in the usual course of business.

     IN WITNESS WHEREOF, SIERRA PACIFIC POWER COMPANY has caused this Certificate to be signed by its President this 25th day of October, 2006.

                                            SIERRA PACIFIC POWER COMPANY

                                            By: /s/Jeff Ceccarelli
                                                --------------------------------
                                                Jeff Ceccarelli, President

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